Exhibit 21.1
Subsidiaries of the Registrant
Entity	Jurisdiction of Incorporation
OAKTREE REAL ESTATE INCOME TRUST HOLDINGS LP	DELAWARE
TRU MF GRAND AVENUE PARTNERS II LLC	DELAWARE
TRU MF VENTURE II LLC	DELAWARE
SWEETWATER FEE OWNER LLC	DELAWARE
TWO LIBERTY GRAND AVENUE PARTNERS LLC	DELAWARE
TWO LIBERTY CENTER LLC	DELAWARE
TWO LIBERTY CENTER OWNER LLC	DELAWARE
DOVER STREET GRAND AVENUE PARTNERS LLC	DELAWARE
DOVER STREET GRAND AVENUE PARTNERS TRS LLC	DELAWARE
GAP HOLLAND DOVER STREET INVESTORS LLC	DELAWARE
DOVER STREET OWNER LLC	DELAWARE
TRU MF GRAND AVENUE PARTNERS II TRS LLC	DELAWARE
SAN JACINTO FEE OWNER LLC	DELAWARE
THE LAKES GRAND AVENUE PARTNERS LLC	DELAWARE
THE LAKES GRAND AVENUE PARTNERS TRS LLC	DELAWARE
LAKES PROPERTY OWNER JV LLC	DELAWARE
LAKES PROPERTY OWNER LLC	DELAWARE
BAHAMAS REIT MEZZ B GAP LLC	DELAWARE
FURNITURE MARKETS REIT TL LLC	DELAWARE